Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Texas Roadhouse, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-121241 and 333-188683) on Form S-8 of Texas Roadhouse, Inc. of our reports dated February 26, 2021, with respect to the consolidated balance sheets of Texas Roadhouse, Inc. and subsidiaries as of December 29, 2020 and December 31, 2019, the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 29, 2020, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 29, 2020, which reports appear in the December 29, 2020 annual report on Form 10-K of Texas Roadhouse, Inc.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases effective December 26, 2018 due to the adoption of Financial Accounting Standards Board Accounting Standard Codification Topic 842, Leases.

/s/ KPMG LLP

Louisville, Kentucky

February 26, 2021